UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 21, 2014 (May 16, 2014)

Tractor Supply Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Powell Place, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	(615) 440-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2014, Tractor Supply Company (the "Company") entered into that certain First Amendment to Credit Agreement and Increase of Revolving Committed Amount (the "First Amendment") amending the Credit Agreement, dated as of October 24, 2011 (the "Revolving Credit Facility"), by and among the Company, as Borrower, certain subsidiaries of the Company, certain lenders and Bank of America, N.A., as Administrative Agent for the lenders.

The material terms of the First Amendment are as follows:

Availability

The Company exercised the option to increase the availability under the Revolving Credit Facility by $150 million, which increased the aggregate principal amount available thereunder from $250 million to $400 million. The sublimit for swingline loans was also increased from $20 million to $30 million.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference hereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1
First Amendment to Credit Agreement and Increase of Revolving Committed Amount, dated as of May 16, 2014, by and among Tractor Supply Company, as Borrower, certain subsidiaries of the Company, certain lenders and Bank of America, N.A., as Administrative Agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tractor Supply Company

May 21, 2014	By:	/s/ Anthony F. Crudele
Name: Anthony F. Crudele
Title: Executive Vice President - Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1
First Amendment to Credit Agreement and Increase of Revolving Committed Amount, dated as of May 16, 2014, by and among Tractor Supply Company, as Borrower, certain subsidiaries of the Company, certain lenders and Bank of America, N.A., as Administrative Agent for the lenders.